PORTAL
RESOURCES LTD.

June 22, 2007

Maral LLC
P.O. Box 1046
Perryton, Texas
USA, 79070

Attention: Brent Allen

Dear Sirs:

Option – Slick Rock Uranium Project

This letter agreement sets out the terms under which Maral LLC ("**Maral**") has agreed to grant to Portal Resources Ltd. ("**Portal**") or its wholly owned subsidiary an option to acquire 60% of Maral's member's interest in an entity to be formed (the "**Option**") that will own those leased private lands (the "**Calliham Lease**") and staked BLM claims (collectively, the "**Claims**") comprising approximately 2.5 square miles, located in the Urval Uranium District, Colorado, Utah, USA, and known as the Slick Rock Uranium Project, as set forth in Schedule A hereto (the "**Properties**").

This letter agreement (the "**Agreement**"), when executed and delivered by both parties, is intended to be binding and enforceable on them until superseded by a formal agreement.

1. **Grant and exercise of Option**

1.1 **Grant of Option** – Maral hereby grants to Portal the exclusive right and option to earn a 60% undivided legal and beneficial interest (the "**Interest**") in a new limited liability company ("**Newco**") that will own an undivided 100% legal and beneficial interest in and to the Properties, upon and subject to the terms and conditions set forth in this Agreement.

1.2 **Exercise of Option** – In order to maintain the Option in good standing and to earn the Interest, Portal must:

(a) pay $51,000 to Maral on the date that this Agreement is signed by both parties (the "**Effective Date**");

(b) issue 100,000 common shares in the capital of Portal to Maral on the date that this Agreement and the transactions contemplated hereunder are accepted by the TSX Venture Exchange (the "**Exchange**");

(c) pay $25,000 to Maral on or before the first anniversary and pay an additional $25,000 to Maral on or before the second anniversary of the Effective Date;

#750 - 625 Howe Street - Vancouver, B.C. V6C 2T6
Telephone: (604) 629-1929 ♦ Fax: (604) 629-1930

(d) expend an aggregate of $445,000 in direct expenses on the Properties over a three year period commencing on the Effective Date, with a minimum expenditure of at least $100,000 in each 12 month period.

In the event that Portal does not make all of the expenditures and payments, and issue the shares, by the deadlines set out above, then the Interest will remain with Maral, Portal will have no further claim on the Interest and this Agreement shall terminate and be of no further force or effect.

1.3 **Newco** – When Portal has expended an aggregate of $445,000 on the Properties and made the payments and issued the shares to Maral as set out in section 1.2, Portal and Maral will form Newco pursuant to section 5.1.

1.4 **Transfer of Interest** - Promptly after the exercise of the Option by Portal, Maral shall deliver to Newco duly executed instruments of transfer and such other documentation as may reasonably be required to transfer an undivided 100% legal and beneficial interest in and to the Properties to Newco, free and clear of all liens, charges, and claims of third parties whatsoever, except as may be mutually agreed upon by Maral and Portal.

1.5 **No obligation to exercise** - Nothing in this Agreement shall obligate Portal to exercise the Option or to incur any exploration expenses. Portal may at any time by delivery of written notice to Maral terminate the Option and its obligations hereunder; provided always that Portal shall leave in good standing for a period of at least one year from the termination of the Option those Properties that are in good standing on the date hereof or that are in good standing when acquired by Portal if acquired after the date of this Agreement.

1.6 **Registration prior to exercise** - Prior to the date that the Option is deemed to be exercised, Portal shall be entitled to register a memorandum or short form notice of this Agreement on title to the Properties.

2. **Conditions precedent**

2.1 **Exchange acceptance** - The respective rights and obligations of Portal and Maral hereunder are subject to acceptance by the Exchange of any and all filings required to be made with the Exchange in respect of this Agreement and/or the subject matter hereof.

2.2 **Obligation of Portal and Maral** - Portal agrees to use its commercially reasonable best efforts to expeditiously seek and obtain any required acceptance pursuant to section 2.1 on or before July 30, 2007. In the event that either party has not obtained any such required acceptance on or before July 30, 2007, this Agreement shall terminate and be of no further force or effect.

3. **Representations, Warranties and Covenants**

3.1 **By Maral** - Maral represents, warrants and covenants to Portal as follows with respect to the Properties and this Agreement, and acknowledges that Portal is relying on such representations, warranties and covenants in entering into this Agreement:

(a) Maral is a Texas Limited Liability Company , validly existing and in good standing in its jurisdiction ;

(b) the execution and delivery of this Agreement and completion by Maral of its obligations contained herein have been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of Maral, enforceable against it in accordance with its terms;

(c) the entering into of this Agreement does not conflict with any applicable laws or with Maral's charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which Maral is party or by which it is bound;

(d) Maral is the legal and beneficial owner of an undivided 100% legal and beneficial interest in and to the Properties;

(e) Maral has good and marketable title to the Properties, and the Properties are free and clear of all claims, encumbrances and liens, including royalties, other than a production royalty equal to 6% of "Net Mill Returns" as defined in section 9(B) of the Callihan Lease (as defined in Schedule A) with respect to the property referenced in section 1 of Schedule A;

(f) the Claims were properly located in accordance with applicable Federal and state laws and regulations;

(g) all assessment work requirements for the Claims have been performed and all filings and recordings of proof of performance have been made properly and all Federal annual unpatented mining claim maintenance and rental fees have been paid properly and timely;

(h) the Claims are in good standing and Maral has good title to and owns the entire undivided legal and equitable interest in the Claims, subject to the paramount title of the United States and other matters of title disclosed in this Agreement;

(i) Maral has good right and full power to convey the interests described in this Agreement;

(j) the Claims are free and clear of all liens, claims, encumbrances, production royalties and security interests, except as otherwise provided in this Agreement;

(k) Maral shall not commit any act or acts which will encumber or cause a lien to be placed on the Claims;

(l) Maral will defend title to the Claims consistent with these representations and warranties;

(m) there is no adverse claim or challenge against or to Maral's ownership of the Properties nor, to the best of Maral's knowledge, is there any basis therefor, and there are no outstanding agreements or options, or any right capable of becoming such an arrangement or option, to acquire or purchase the Properties or any portion thereof and no person or company other than Maral has any proprietary or possessor interest in the Properties;

(n) Maral has provided Portal with a true and complete copy of the Calliham Lease which is in good standing as of the date hereof, with neither party having given a notice of default thereunder, and will be in good standing as of the date that the Calliham Lease is assigned to Newco pursuant to section 5.2;

(o) there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or expenditures with respect to the Properties and the conduct of operations related thereto, Maral has not received any notice of the same and Maral is not aware of any basis on which any such orders or directions could be made;

(p) Maral has complied with all applicable laws, statutes, bylaws, decrees, rulings, orders, judgments and regulations relating to the work it has conducted in respect of the Properties, including environmental laws;

(q) Maral is not a public company in any jurisdiction;

(r) Maral has made available for review by Portal all information in Maral's possession concerning the Properties; and

(s) Maral has the right and full corporate power and authority to enter into this Agreement and to perform all of its obligations contemplated herein, including, without limitation, the granting of the Option, the transfer of an undivided 100% legal and beneficial interest in and to the Properties to Newco upon Portal exercising the Option, as contemplated in this Agreement, the disclosure of information to Portal and its representatives and advisors with respect to the Properties, and the commitment of the Properties to the terms of this Agreement.

3.2 **By Portal** - Portal represents, warrants and covenants to Maral as follows with respect to this Agreement, and acknowledges that Maral is relying on such representations, warranties and covenants in entering into this Agreement:

(a) Portal is a company duly incorporated, validly existing and in good standing in its jurisdiction of incorporation;

(b) the execution and delivery of this Agreement and completion by Portal of its obligations contained herein have been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of Portal, enforceable against it in accordance with its terms;

(c) Portal has full corporate power and authority to enter into this Agreement;

(d) the entering into of this Agreement does not conflict with any applicable laws or with Portal's charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which Portal is party or by which it is bound;

(e) Portal is eligible to acquire and hold the Interest in the jurisdiction in which the Properties are situated;

(f) Portal is a reporting issuer in good standing in the provinces of British Columbia and Alberta; and

(g) Portal's common shares are listed on the Exchange and Portal is in substantial compliance with its listing agreement with the Exchange.

3.3 **Covenants of Maral** - Maral covenants and agrees with Portal that, until such time as the Option has been exercised or terminated, it will:

(a) not sell, transfer or dispose of or create any mortgage, pledge, waiver or other encumbrance or a security interest on or in respect of the whole or any material part of the Properties, other than in the ordinary course of business;

(b) make all required governmental and option payments and take all such actions necessary to keep the Properties in good standing;

(c) take all necessary steps to obtain acceptance of the Exchange of the transactions contemplated herein;

(d) allow Portal access to all reports, maps, sections, drill logs, assay results, studies, technical data and other information in its possession, whether in paper or electronic form, in respect of the Properties;

(e) provide to Portal copies of all correspondence with or from the mining recorder pertaining to mineral tenure or assessment work in respect of the Properties;

(f) until the formation of Newco, will indemnify and save harmless Portal from and against all suits, claims, demands, losses and expenses that directly or indirectly arise as a result of Maral's activities or omissions on the Properties.

4. <u>Operator of work programs</u>

4.1 Until the exercise of the Option or the earlier termination of this Agreement, Portal and its employees, agents and any other persons authorized by Portal, shall have the sole and exclusive right and option to, to the extent permitted by applicable law, rules and regulations:

(a) enter upon the Properties;

(b) have exclusive and quiet possession thereof;

(c) do such prospecting, exploration, development or other mining work thereon and thereunder as Portal in its sole discretion may consider advisable;

(d) bring upon and erect upon the properties such mining facilities as Portal may consider advisable;

(e) remove from the Properties and sell or otherwise dispose of reasonable quantities of any minerals or mining products derived therefrom, for the purpose of obtaining assays or conducting other metallurgical tests; and

(f) provide Maral with all information obtained or created by Portal in connection with its operations on the Properties.

Portal shall be obligated to pay all claim maintenance and lease fees that accrue following the date of this Agreement until the exercise of the Option or the earlier termination of this Agreement.

4.2 **Engagement of Maral** - Portal and Maral agree to enter into a separate agreement under which Portal will engage the services of Maral to locate additional uranium projects within a designated area of interest (to be outlined by a map to be supplied by Maral). Portal will have the right to acquire additional projects in the area recommended by Maral by payment of all acquisition costs plus, for each additional project acquired by Portal, it shall pay to Maral C$75,000 in cash or, at Portal's sole discretion, common shares in the capital of Portal having an equivalent value based on the closing price of the shares on the stock exchange on which the share of Portal trade on the date that the acquisition is announced by Portal. Within 30 days of the acquisition of an additional project recommended by Maral, Maral will deliver to Portal copies of all of the data which is available to Maral respecting the additional project. If Portal does not elect to acquire projects recommended by Maral within 30 business days from Moral's notice to Portal, then Maral will be free to acquire the ground or solicit other interested parties.

4.3 **Engagement of geologists** - Portal will, subject to reaching a mutually acceptable agreement, engage the services of the two geologists, Harry Ranspot and Roger Malan, who are currently retained by Maral, to assist Portal with the exploration of the Slick Rock Uranium Project. In addition, Portal intends to ask them to join Portal's Advisory Board and to assist Portal in its uranium exploration programs in the United States and South America. Maral consents to such engagement of the two geologists.

5. __Newco__

5.1 **Formation of Newco** - The parties will form Newco as a Colorado limited liability company (LLC) on the date of the exercise of the Option for the purpose of the continued exploration and exploitation of the Properties. Portal shall hold a 60% member's interest and Maral shall hold a 40% member's interest in Newco, for nominal value. Portal shall nominate two directors and Maral shall nominate one director, and the directors shall appoint the officers of Newco. Portal shall be the manager of Newco.

5.2 **Transfer of Properties** - As required by section 1.4, ppromptly upon the formation of Newco, Maral shall deliver to Newco duly executed instruments of transfer and such other documentation as may reasonably be required to transfer an undivided 100% legal and beneficial interest in and to the Properties to Newco. Until such transfer is complete, Maral shall hold its interest in the Properties in trust for Newco.

5.3 **Newco Agreement** – The parties shall use their reasonable commercial efforts to negotiate, settle upon, execute and deliver the Operating Agreement (to be based on the Rocky Mountain Mineral Law Foundation form 5A LLC) in respect of Newco, within 30 days of the exercise of the Option. The Operating Agreement shall contain terms and conditions normally provided for in commercial transactions of that nature that are mutually acceptable to the parties, acting in good faith.

5.4 **Additional terms** – The Operating Agreement will provide that:

(a) within 60 days of having earned the Interest, Portal may elect by written notice to Maral to earn an additional 15% interest by expending a further $250,000 in exploration costs on the Properties within the next two year period;

(b) in the event that Portal does not elect to earn an additional 15% interest pursuant to paragraph (a) or in the event that Portal fails to make the further $250,000 in expenditures within the two year period pursuant to paragraph (a), each party will contribute its pro rata share of further exploration expenditures to maintain its interest in Newco within 90 days of written notice, or suffer dilution of its interest;

(c) upon Portal having earned a 75% interest in Newco, Maral will have a 60 day period to elect in writing to contribute pro rata to fund further Newco expenditures to maintain its 25% interest (in which event each party will contribute its pro rata share of further exploration expenditures to maintain its interest in Newco within 90 days of written notice, or suffer dilution of its interest) or to continue to dilute its interest;

(d) upon either Party having its interest in Newco reduced to 10% (the "**NPR Party**"), its remaining interest in Newco will be cancelled and converted into a 2% Net Proceeds Royalty ("**NPR**"), with the other party (the "**Participating Party**") having a 100% interest in Newco subject to the 2% NPR; and

(e) subsequent to the conversion of the 10% interest to a 2% NPR, the Participating Party will have the right at any time to purchase 50% of the NPR (1%) by paying $1,000,000 to the NPR Party.

5.5 **Mediation** – In the event of a dispute between the parties, mediation may be initiated by written notice from one party to the other at any time. The Mediation Notice shall specify the issue(s) to be submitted to mediation, including a summary of the complaining party's position with respect thereto and a proposed resolution. The party receiving Mediation Notice shall have the right to rebut the issue(s) set forth in the Medication Notice. The parties shall appoint a mediator within 10 days after receipt of the Mediation Notice. In the event the parties are unable to agree upon a mediator within such time frame, the American Arbitration Association will be requested to designate three potential mediators, each of whom shall have agreed to mediate the dispute, shall be unaffiliated with either party or any of their affiliates, shall be generally qualified by training or experience to address the issue in controversy, and shall be available to fulfill the responsibilities of mediation in a timely manner. Each party shall be provided with relevant information related to each potential mediator, including applicable fees; and each shall designate its first, second and third choices among the potential mediators, with the designated choice receiving four, three, and one point(s), respectively. In the event a party fails to designate an order of choice, each potential mediator shall receive one point. The potential mediator receiving the most points shall be the mediator. Unless otherwise mutually agreed, mediation shall commence two weeks after the selection of the mediator. The mediation shall proceed in accordance with the rules for commercial mediation established by the American Arbitration Association absent the contrary agreement of the parties. Mediation shall continue until the parties mutually agree to terminate the process, the mediator determines that the process is not working, or 10 business days have elapsed since the commencement of mediation and the parties do not by mutual agreement extend the process. The fees and expenses of the mediator shall be shared equally by the parties and each party shall bear its own costs.

6. **Termination of Option**

6.1 **Termination** - The Option and this Agreement shall terminate on the date that:

(a) Maral receives notice from Portal that it has decided not to pay any further amounts to Maral on account of the exercise of the Option;

(b) the parties mutually agree to terminate this Agreement; or

(c) Portal fails to pay any amount to Maral when required to do so under section 1.2.

6.2 **Termination by Maral** - Maral shall have the right to terminate the Option and this Agreement before Portal exercises the Option under the following circumstances:

(a) in the event of a material breach by Portal of its covenants contained in this Agreement or the representations and warranties contained in this Agreement; provided that Portal has not within 30 days following delivery of the said prior written notice of breach, cured such default or, if such default is not capable of being cured in 30 days, begun to cure such default within such 30 days; or

(b) forthwith if Portal shall generally not pay its debts as such debts become due or Portal shall admit in writing its inability to pay its debts generally as such debts become due or if Portal shall make a general assignment for the benefit of creditors or if any proceedings shall be instituted by or against Portal under any bankruptcy, insolvency or similar law.

A termination of the Option and this Agreement by Maral shall not entitle Portal to reimbursement of any amounts paid to Maral or relieve it of any obligations or liabilities arising hereunder prior to the time of termination.

6.3 **Right to cure defaults** - Notwithstanding any other provision of this Agreement, Maral shall not have the right to terminate the Option unless:

(a) it has first given oral written notice of default containing particulars of the default; and

(b) Portal has not, within 30 days following receipt of such notice of default, cured such default or, if such default is caused by actions of a person who is not a party to this Agreement and cannot be cured in 30 days, taken action to cure such default and is diligently pursuing such cure;

provided that, if Portal fails to cure or pursue a cure of any default, Maral may thereafter terminate this Agreement by notice in writing.

6.4 **Quit claim** - If the Option and this Agreement are terminated, Portal shall forthwith deliver to Maral a duly executed, notarized release and quit claim, in form and content satisfactory to Maral, with respect to its rights in respect of the Option and this Agreement.

6.5 **Return of information** - Within 60 days of termination of the Option and this Agreement, Portal shall deliver to Maral, at no cost to Maral, all maps, reports, surveys and assays, drill core

samples and other results of surveys and drilling and all other reports of information provided to Portal by Maral.

6.6 **Survival** - For greater certainty and without limitation, sections 3.1, 3.2, and 4.2 shall survive the termination of this Agreement.

7. **General**

7.1 **Area of Common Interest** - Maral and Portal agree that any party hereto that stakes or otherwise acquires, during the term of this Agreement and the formal agreement, a direct or indirect interest in mineral properties or projects located within a two kilometre radius of the outer perimeter of the land area comprising the Properties shall be obliged to offer to the other party, on a pro-rated basis, the right to elect to have such interest to become subject to the terms of this Agreement and the formal agreement and upon such election being made, such interest shall immediately become subject to the terms of this Agreement and the formal agreement and thereafter such acquired interest shall be deemed to be included in the term Properties for the purpose of this Agreement and the formal agreement. Portal shall pay any acquisition costs which payments shall reduce the amount payable by Portal under section 1.2.

7.2 **Public statements** - Except as otherwise required by law, the parties shall make no public pronouncements concerning the terms of this Agreement without the express prior written consent of the other party, such consent not to be unreasonably withheld. In the event that either party wishes to make a news release or public statement with respect to the terms of this Agreement, it shall first provide the other party with a draft copy of such release or statement for review and comment. If the other party fails to comment on the release within two business days of receipt, it shall be deemed to have waived its rights under this section 7.2.

7.3 **Force majeure** - The obligations of the parties hereto and the time frames established in this Agreement shall be suspended to the extent and for the period that performance is prevented by any cause beyond either party's reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of God, laws, regulations, orders, proclamations or requests of any governmental authority, inability to obtain on reasonable terms required permits, licenses, or other authorizations, or any other matter similar to the above.

7.4 **Notices** - Any notice required or permitted to be given under this Agreement shall be in writing and delivered by registered mail, fax transmission, courier or by hand, in each case addressed to the intended recipient as follows:

Portal Resources, Ltd.
#750 625 Howe Street
Vancouver, B.C. V6C 2T6
Fax: 806-435-2561

Maral, LLC
P. O. Box 1046
Perryton, Texas 79070
Fax: 604-629-1930

7.5 **Governing law** - This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and the federal and state courts sitting in Colorado shall have jurisdiction over any disputes relating thereto.

7.6 **Assignment** - Neither party may assign this Agreement and its rights hereunder without the prior written approval of the other party, which shall not be withheld unreasonably; provided

that Portal shall have the right to assign this Agreement to an affiliate (the "**Subsidiary**") without the prior written approval of Maral provided the Subsidiary enters into an Assumption Agreement with Maral under which the Subsidiary agrees to assume all of the obligations of Portal under this Agreement, except for the obligation to issue shares under section 1.2, and Portal guarantees the obligations of the subsidiary to Maral and Newco.

7.7 **Currency** - All dollar amounts in this Agreement are expressed in United States currency unless otherwise specified.

7.8 **Binding agreement** - It is understood and agreed that this Agreement shall be a binding and enforceable agreement as of the date it is executed by the parties, but it also contemplates the execution of a formal agreement, the terms of which will be prepared based on the terms set forth in this Agreement. The parties contemplate that the terms set forth in this Agreement will be set forth in greater detail and specificity in the formal agreement, consistent with the terms hereof.

7.9 **Execution in counterpart** - This Agreement may be executed in counterparts, each of which may be delivered by facsimile or other electronic means. Each executed counterpart shall be deemed to be an original and all such counterparts when read together will constitute one and the same instrument.

If the terms of this Agreement are acceptable to Maral, please indicate your acceptance by signing the Agreement in the space indicated below and returning an executed copy of the letter to the undersigned.

Yours truly,

Portal Resources Ltd.

Name: David Hottman
Title: Chairman

The foregoing is hereby acknowledged and agreed this 2nd day of ~~June~~ July, 2007.

Maral LLC

Name:
Title: MANAGER

SCHEDULE A

List of Claims and Leases comprising the Properties

---

1. The property leased to Maral pursuant to the Mining Lease Agreement dated February 1, 2007 (the "**Calliham Lease**") between Jack H. Calliham, Joyce Presley, Cynthia Kellerman, Norma J. Telles, Julie Lucero and Sheryl Gray (as Lessors) and Maral (as Lessee), which is located in San Miguel County, Colorado as set in Map 1 below and legally described as:

   Township 43 North, Range 20 West, N.M.P.M.
   Section 13: N/2S/2, S/2N/2
   Section 23: Lot 1, NE/4
   Section 24: N/2NW/4, SW/4NW/4
   containing 634.5 acres, more or less

2. Bureau of Land Management claims - Description and location Map 2.

All claims are recorded in the San Miguel County courthouse, Telluride Co. and in the offices of the Bureau of Land Management, Denver, Co.

NTC6	CMC254211
NTC7	CMC254212
NTC8	CMC254727
NTC9	CMC254747
NTC10	CMC254748
NTC11	CMC254749
NTC12	CMC259378
NTC13	CMC259379
NTC14	CMC259717
NTC15	CMC259718
NTC16	CMC259719
NTC17	CMC259720
NTC18	CMC259721
NTC19	CMC259722
NTC20	CMC259723
Alma26	CMC254741
Alma27	CMC254742
Alma28	CMC254743
Alma30	CMC254745
Alma31	CMC254746

3. NTC Claim Group - Description and location Map 3.

4. Alma Claim Group - Description and location Map 4.

Map

Callihan Leases


R.19W.
SUMMIT
R.20W.
Callihan leases

TO ALL WHOM IT MAY CONCERN: App 2.

The Undersigned hereby certifies that he has caused to be located the NTC 20 Lode Mining Claim on the ___ day of September, 19 2006

The name and mailing address of the locator is:

Maral, LLC
P.O. Box 1046
Perryton, Texas 79070

1490 The Claim is approximately 1500 feet long and 600 feet wide, such that 1490 feet is claimed in a northerly direction and 10 feet in a southerly direction from the point of discovery (monument of location), at which this Notice of Location is posted, together with 300 feet on each side of the monument of location and center line of the Claim. The general course of the lode or vein is from the north to the south direction.

General Location Description (If known):
S ½ SE ¼ Sec 17, T43N, R20W, NMPM
San Miguel County, Colorado



R20W
R19W
T43N
NTC 14
NTC 15
NTC 16
NTC 17
NTC 18
NTC 19
NTC 20
13 18
24 19
N. 1" = 1,000'

SIGNATURE OF LOCATOR:

BY: [signature]
(Agent)
(W. Hauspot Agent for Maral LLC
252 N. Abrego Dr.
Green Valley, AZ 85614

BLM Map Above map

Details of BLM Claims.

Suggested Form – Nevada Department of Minerals
Nevada-Lode Notice of Location – NRS 517.010

NOTICE OF LOCATION

LODE MINING CLAIM

Map 3.

TO ALL WHOM IT MAY CONCERN:

The Undersigned hereby certifies that he has caused to be located the NTC 13 Lode Mining Claim on the 30th day of June, AD 2006.

The name and mailing address of the locator is:

Maral LLC
P.O. Box 1046
Perryton, Texas 79070

The Claim is approximately 1500 feet long and 600 feet wide, such that 1490 feet is claimed in a northerly direction and 10 feet in a southerly direction from the point of discovery (monument of location), at which this Notice of Location is posted, together with 300 feet on each side of the monument of location and center line of the Claim. The general course of the lode or vein is from the north to the south direction.

General Location Description (if known):

SE 1/4 Sec 7, T43N, R19W, NMPM

SIGNATURE OF LOCATOR:

BY: Roger C. Malar (Agent)
Roger C. Malar - Agent
for Maral LLC
1529 [illegible] Ct. Apt. C
Grand Junction, CO 81501


T.43 N.
NTC 13
NTC 11
NTC 6
NTC 10
NTC 12
NTC 9
NTC 7
NTC 8
R19W.
N
1" = 1000'
7 8
18 17
NTC Claim Gp

Additional Claims

adjacent to [illegible] Grp
Outpost
part of Slickrock
≈ 3 mi east of Collins [illegible]


Map 4.
ALMA CLAIM GROUP
SCALE:
DATE: 5/17/05
DRAWN BY
APPROVED BY:
REVISED
DRAWING NUMBER
Additional Claims

MAY-09-2007 09:43 From:BUSY BEE 15206251022 To:16046291938 P.24/25